Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-245682 on Form S-3 and Registration Nos. 333-122934, 333-167016, and 333-232165 on Form S-8 and of our reports dated March 1, 2021, relating to the financial statements of WEX Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 1, 2021